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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2004, relating to the financial statements and financial highlights which appears in the May 31, 2004 Annual Report to Shareholders of the Strategist Money-Market Fund (a portfolio of The Reserve Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers - Independent Registered Public Accounting Firm" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
December 6, 2004